SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G
(Amendment No. 1)
Under the Securities Exchange Act of 1934

LINN Energy, LLC
(Name of Issuer)

Common Units, representing limited liability company interests
(Title of Class of Securities)

536020100
(CUSIP Number)

August 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Holdings Inc.

S.S. or I.R.S. Identification No. of Above Person	13-3216325

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	8,483,079(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	8,483,079 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	8,483,079 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	10.8%(2)

12) Type of Reporting Person	HC

(1) Excludes 6,067,898 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Inc.

S.S. or I.R.S. Identification No. of Above Person	13-2518466

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	4,979,207 (1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	4,979,207 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	4,979,207 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	6.3%(2)

12) Type of Reporting Person	BD

(1) Excludes 2,152,197 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	LB I Group Inc.

S.S. or I.R.S. Identification No. of Above Person	13-2741778

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	4,978,943(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	4,978,943(1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	4,978,943(1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	6.3%(2)

12) Type of Reporting Person	CO

(1) Excludes 2,152,197 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers MLP Partners, LP.

S.S. or I.R.S. Identification No. of Above Person	20-4916839

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	4,873,231(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	4,873,231(1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	4,873,231(1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	6.2%(2)

12) Type of Reporting Person	PN

(1) Excludes 1,867,614 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers MLP Opportunity Associates LLC

S.S. or I.R.S. Identification No. of Above Person	20-8727524

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	2,656,250(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	2,656,250 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	2,656,250 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	3.4%(2)

12) Type of Reporting Person	OO

(1) Excludes 1,633,839 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers MLP Opportunity Associates LP

S.S. or I.R.S. Identification No. of Above Person	20-8727697

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	2,656,250(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	2,656,250 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	2,656,250 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	3.4%(2)

12) Type of Reporting Person	PN

(1) Excludes 1,633,839 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers MLP Opportunity Fund LP

S.S. or I.R.S. Identification No. of Above Person	20-8727922

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	2,656,250(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	2,656,250 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	2,656,250 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	3.4%(2)

12) Type of Reporting Person	PN

(1) Excludes 1,633,839 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	LBPEP Linn Holdings L.L.C.

S.S. or I.R.S. Identification No. of Above Person	26-0789156

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	86,667(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	86,667(1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	86,667(1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.1%(2)

12) Type of Reporting Person	OO

(1) Excludes 233,313 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Co-Investment Associates, LLC

S.S. or I.R.S. Identification No. of Above Person	20-5358174

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	734,095(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	734,095(1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	734,095(1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.9%(2)

12) Type of Reporting Person	OO

(1) Excludes 1,976,239 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Co-Investment Associates, L.P.

S.S. or I.R.S. Identification No. of Above Person	20-5358213

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	734,095(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	734,095 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	734,095 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.9%(2)

12) Type of Reporting Person	PN

(1) Excludes 1,976,239 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Co-Investment Partners L.P.

S.S. or I.R.S. Identification No. of Above Person

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	734,095(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	734,095 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	734,095 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.9%(2)

12) Type of Reporting Person	PN

(1) Excludes 1,976,239 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	LBCIP Linn Holdings, LP

S.S. or I.R.S. Identification No. of Above Person	26-0784802

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	734,095(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	734,095 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	734,095 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.9%(2)

12) Type of Reporting Person

(1) Excludes 1,976,239 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Co-Investment Group, L.P.

S.S. or I.R.S. Identification No. of Above Person	20-5476384

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	19,045(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	19,045 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	19,045 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.02%(2)

12) Type of Reporting Person

(1) Excludes 51,270 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Cayman GP, Ltd.

S.S. or I.R.S. Identification No. of Above Person	N/A

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	26,860(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	26,860 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	26,860 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.02%(2)

12) Type of Reporting Person

(1) Excludes 72,310 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Offshore Co-Investment Capital Partners Holdings, L.P.

S.S. or I.R.S. Identification No. of Above Person	42-1719475

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	26,860(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	26,860 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	26,860 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.02%(2)

12) Type of Reporting Person	PN

(1) Excludes 72,310 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

CUSIP No.	536020100

1) Name of Reporting Person	Lehman Brothers Co-Investment Capital Partners, L.P.

S.S. or I.R.S. Identification No. of Above Person	20-5076169

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	26,860(1)

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	26,860 (1)

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	26,860 (1)

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	0.02%(2)

12) Type of Reporting Person	PN

(1) Excludes 72,310 Class D Units which are not currently convertible into Common Units.

(2) Based on 65,629,506 Common Units outstanding as of July 31, 2007 as reported in the Form 10-Q filed by the Issuer on August 14, 2007 and 12,999,989 Common Units issued on August 31, 2007.

Item 1(a).	Name of Issuer:

Linn Energy, LLC

Item 1(b).	Address of Issuer’s Principal Executive Offices:

600 Travis
Suite 5100
Houston, TX 77002

Item 2(a).	Name of Person(s) Filing:

Lehman Brothers Holdings Inc.
Lehman Brothers Inc.
LB I Group Inc.
Lehman Brothers MLP Partners, LP
MLP Opportunity Associates LLC
MLP Opportunity Associates LP
Lehman Brothers MLP Opportunity Fund LP
LBPEP Linn Holdings L.L.C.
Lehman Brothers Co-Investment Associates, LLC
Lehman Brothers Co-Investment Associates, L.P.
Lehman Brothers Co-Investment Partners L.P.
LBCIP Linn Holdings, LP
Lehman Brothers Co-Investment Group, L.P.
Lehman Brothers Cayman GP, Ltd.
Lehman Brothers Offshore Co-Investment Capital Partners Holdings, L.P.
Lehman Brothers Co-Investment Capital Partners, L.P.

Item 2(b).	Address of Principal Business Office:

Lehman Brothers Holdings Inc.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

LB I Group Inc.
399 Park Avenue
New York, New York 10022

Lehman Brothers MLP Partners, LP
745 Seventh Avenue

New York, New York 10019

Lehman Brothers MLP Opportunity Associates LLC
745 Seventh Avenue
New York, New York 10019

Lehman Brothers MLP Opportunity Associates LP
745 Seventh Avenue
New York, New York 10019

Lehman Brothers MLP Opportunity Fund LP
745 Seventh Avenue
New York, New York 10019

LBPEP Linn Holdings L.L.C.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Co-Investment Associates, LLC
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Co-Investment Associates, L.P.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Co-Investment Partners L.P.
745 Seventh Avenue
New York, New York 10019

LBCIP Linn Holdings, LP
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Co-Investment Group, L.P.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Cayman GP, Ltd.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Offshore Co-Investment Capital Partners Holdings, L.P.
745 Seventh Avenue

New York, New York 10019

Lehman Brothers Co-Investment Capital Partners, L.P.
745 Seventh Avenue
New York, New York 10019

Item 2(c).	Citizenship or Place of Organization:

Lehman Brothers Holdings Inc. (“Holdings”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers Inc. (“LBI”) is a corporation organized under the laws of the State of Delaware.

LB I Group Inc. (“LB I Group”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers MLP Partners, LP (“MLP”) is a limited partnership organized under the laws of the State of Delaware.

Lehman Brothers MLP Opportunity Associates LLC (“LB MLP Assoc LLC”) is a limited liability company formed under the laws of the State of Delaware.

Lehman Brothers MLP Opportunity Associates LP (“LB MLP Assoc LP) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MLP Opportunity Fund LP (“LB MLP Fund”) is a limited partnership formed under the laws of the State of Delaware.

LBPEP Linn Holdings L.L.C. (“LBPEP”) is a limited liability company formed under the laws of the State of Delaware.

Lehman Brothers Co-Investment Associates, LLC (“LB Co-Investment Assoc LLC”) is a limited liability company formed under the laws of the State of Delaware.

Lehman Brothers Co-Investment Associates, L.P. (“LB Co-Investment Assoc LP”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers Co-Investment Partners L.P. (“LB Co-Investment Partners LP”) is a limited partnership formed under the laws of the State of Delaware.

LBCIP Linn Holdings, LP (“LBCIP Linn”) is a limited partnership formed under the laws of the State of the Delaware.

Lehman Brothers Co-Investment Group, L.P. (“LB Co-Investment Group”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers Cayman GP, Ltd (“LB Cayman”) is a corporation formed under the laws of the Cayman Islands.

Lehman Brothers Offshore Co-Investment Capital Partners Holdings, L.P. (“LB Offshore”) is a limited partnership formed under the laws of the Cayman Islands.

Lehman Brothers Co-Investment Capital Partners, L.P. (“LB Co-Investment Capital”) is a limited partnership formed under the laws of the State of Delaware.

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

536020100

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(a) ☐ A broker or dealer under Section 15 of the 1934 Act
(b) ☐ A bank as defined in Section 3(a)(6) of the 1934 Act
(c) ☐ An insurance company as defined in Section 3(a) (19) of the 1934 Act
(d) ☐ An investment company registered under Section 8 of the Investment Company Act of 1940
(e) ☐ An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E)
(f) ☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

(h) ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
(i) ☐ A church plan that is excluded from the definition of investment Company under Section 3(c)(14) of the Investment Company Act of 1940
(j) ☐ A group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.	Ownership

(a)	Amount Beneficially Owned:

See Item 9 of cover pages.

(b)	Percent of Class:

See Item 11 of cover pages.

(c)	Number of shares as to which the person has:

(i) sole power to vote or to direct the vote
(ii) shared power to vote or to direct the vote
(iii) sole power to dispose or to direct the disposition
(iv) shared power to dispose or to direct the disposition

See Items 5-8 of cover pages.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

LBI is the actual owner of 264 common units. LBI is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the common units owned by LBI.

LB I Group Inc. actually owns 86,667 common units and 233,313 Class D common units reported herein. LB I Group Inc. is wholly-owned by LBI, which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange commission, LBI and Holdings may be deemed to be the beneficial owner of the common units and Class D common units owned by LB I Group Inc.

LB MLP Fund is the actual owner of 2,656,250 common units and 1,633,839 Class D common units reported herein. LB MLP Assoc LP is the general partner of LB MLP Fund and is wholly-owned by LB MLP Assoc LLC which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LB MLP Assoc LP, LB MLP Assoc LLC and Holdings may be deemed to be the beneficial owners of the Common Units owned by LB MLP Fund.

MLP is the actual owner of 4,873,231 common units and 1,867,614 Class D common units reported herein. MLP is wholly-owned by LB I Group which is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LB I Group, LBI and Holdings may be deemed to be the beneficial owners of the Common Units owned by MLP.

LBCIP Linn actually owns 734,095 common units and 1,976,239 Class D common units reported herein. LBCIP Linn is wholly-owned by Lehman Brothers Co-Investment Partners L.P., which is wholly-owned by Lehman Brothers Co-Investment Associates, L.P. (a Delaware partnership). Lehman Brothers Co-Investment Associates, L.P. (a Delaware partnership) is wholly-owned by Lehman Brothers Co-Investment Associates, LLC (a Delaware limited liability company), which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, Lehman Brothers Co-Investment Partners L.P., Lehman Brothers Co-Investment Associates, L.P. (a Delaware partnership) and Lehman Brothers Co-Investment Associates, LLC may be deemed to be the beneficial owner of the common units and Class D common units owned by LBCIP Linn.

LB Co-Investment Capital actually owns 26,860 common units and 72,310 Class D common units reported herein. LB Co-Investment Capital is wholly-owned by Lehman Brothers Offshore Co-Investment Capital Partners Holdings, L.P. (a Cayman Partnership), which is wholly-owned by Lehman Brothers Cayman GP, Ltd. Lehman Brothers Cayman GP, Ltd. is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, Lehman Brothers Offshore Co-Investment Capital Partners Holdings, L.P. (a Cayman Partnership) and Lehman Brothers Cayman GP, Ltd. may be deemed to be the beneficial owner of the common units and Class D common units owned by LB Co-Investment Capital.

LB Co-Investment Group actually owns 19,045 common units and 51,270 Class D common units which were purchased in a private placement that closed on August 31, 2007. LB Co-Investment Group is wholly-owned by LB I Group Inc. LB I Group Inc. is wholly-owned by LBI, which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, LB I Group Inc., LBI and Holdings may be deemed to be the beneficial owner of the common units and Class D common units owned by LB Co-Investment Group.

LBPEP Linn Holdings L.L.C. (“LBPEP Linn”) actually owns 86,667 common units and 233,313 Class D common units reported herein.

Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the common units and Class D common units owned by LBPEP Linn.

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

[]

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

☒

By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: September 10, 2007

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Senior Vice President

LB I GROUP INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS MLP PARTNERS, LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS MLP OPPORTUNITY FUND LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LBPEP LINN HOLDINGS LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CO-INVESTMENT ASSOCIATES, LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CO-INVESTMENT ASSOCIATES, LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CO-INVESTMENT PARTNERS L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LBCIP LINN HOLDINGS, LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CO-INVESTMENT GROUP, LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CAYMAN GP, LTD.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS OFFSHORE CO-INVESTMENT CAPITAL PARTNERS HOLDINGS, L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CO-INVESTMENT CAPITAL PARTNERS, LP.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: September 10, 2007

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Senior Vice President

LB I GROUP INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS MLP PARTNERS, LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo

Title: Vice President

LEHMAN BROTHERS MLP OPPORTUNITY FUND LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LBPEP LINN HOLDINGS LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CO-INVESTMENT ASSOCIATES, LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CO-INVESTMENT ASSOCIATES, LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CO-INVESTMENT PARTNERS L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LBCIP LINN HOLDINGS, LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CO-INVESTMENT GROUP, LP

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CAYMAN GP, LTD.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS OFFSHORE CO-INVESTMENT CAPITAL PARTNERS HOLDINGS, L.P.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS CO-INVESTMENT CAPITAL PARTNERS, LP.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President